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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-4) and the related Prospectus of PRIMEDIA Inc. (formerly known as K-III Communications Corporation) dated on or about December 9, 1997 for the registration of 1,250,000 shares of its Series F Exchangeable Preferred Stock and $125,000,000 of its Class F Subordinated Exchange Debentures and to the incorporation by reference therein of our report dated February 16, 1996, with respect to the consolidated financial statements of Westcott Communications, Inc. included in PRIMEDIA Inc.'s Current Report on Form 8-K dated June 14, 1996, both filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Dallas, Texas
December 15, 1997